Exhibit 5.1

May 20, 2010

Sunpeaks Ventures, Inc.

#106, 505 19 Ave SW

Calgary, Alberta, T2S 0E4

Canada

Re:

Registration Statement on Form S-1 Amendment No. 4 for Sunpeaks Ventures, Inc.

Ladies and Gentlemen:

We refer to the above-captioned fourth amended registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Sunpeaks Ventures, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the outstanding Shares described in the Registration Statement, are legally issued, fully paid and non-assessable, under Nevada Law. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP

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